Exhibit T3A.5

CERTIFICATE OF AMENDMENT TO
RESTATED CERTIFICATE OF INCORPORATION
OF
MOTIENT HOLDINGS INC.
Pursuant to Section 242

MOTIENT HOLDINGS INC., a corporation organized and existing under the laws of the State of Delaware (the “Corporation’’), does hereby certify as follows:

FIRST:  Section 4.1 of the Restated Certificate of Incorporation of this Corporation shall be amended by adding the following sentence to the end of said Section 4.1:

“The Corporation shall not issue any class of non-voting stock.”;

SECOND:  Provision for the making of this Amendment to the Restated Certificate of Incorporation is contained in an order of the United States Bankruptcy Court for the Eastern District of Virginia under Chapter 11 of Title 11 of the United States Code for the reorganization of Motient Corporation et al.  The bankruptcy filing was made January 10, 2002 and confirmed on April 26, 2002.  This Amendment is filed pursuant to Section 303 of the General Corporation Law of the State of Delaware.

THREE:  That the aforesaid Amendment to the Certificate of Incorporation of the Corporation shall be effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has, on this 13th day of May, 2002, executed this Certificate of Amendment to the Restated Certificate of Incorporation and affirms, under penalties of perjury, that the statements contained herein are true and correct and that this Certificate of Amendment to the Restated Certificate of lncorporation of Motient Holdings, Inc.  is the act and deed of Motient Holdings, Inc.

Motient Holdings, Inc.

By:	/s/ David H. Engvall
David H. Engval, Secretary

RESTATED CERTIFICATE OF INCORPORATION

of

MOTIENT HOLDINGS INC.

April 24, 2000

MOTIENT HOLDINGS INC., a corporation organic and existing under and by virtue of the Delaware General Corporation Law (the “Corporation”), hereby certifies as follows:

1.
The name of the Corporation is MOTIENT HOLDINGS INC. formerly AMSC Acquisition Company, Inc., having filed the original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 19, 1997.

2.
This Restated Certificate of Incorporation, the entirety of which is set forth below, has been duly adopted In accordance with Section 245 of the Delaware General Corporation Law, only restates and Integrates and does not further amend the provisions of the Corporation’s certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of incorporation,

FIRST:	The name of the Corporation is MOTIENT HOLDINGS INC.

SECOND:
The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, County of New Castle, Wilmington, Delaware 19805.  The name of the Corporation’s registered agent at such address is Corporation Service Company.

THIRD:	The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:	The total number of shares of stock the Corporation has the authority to issue is 3,000 shares of Common Stock, $0.10 par value per share,

FIFTH:
Elections of directors need not be by written ballot.  The books of the Corporation may be kept (subject to any provision contained in the General Corporation law of the State of Delaware or other applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

SIXTH:
The original bylaws of the Corporation shall be adopted by the Incorporator named herein.  Thereafter, the Board of Directors shall have the power, in addition to the stockholders, to make, alter or repeal the bylaws of the Corporation of and to the extent permitted by the provisions governing amendment of the bylaws contained in the bylaws as in effect from time to time.

SEVENTH:
Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation in accordance with the laws of Delaware or on the application of trustees in dissolution or of any receiver of receivers appointed for the Corporation in accordance with the laws of Delaware order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three-fourths in value of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement as to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation

EIGHTH:
A director of the Corporation shall, to the maximum extent permitted by the laws of Delaware, have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article EIGHTH shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

NINTH:
Each person who is or was a director or officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the General Corporation Law of the State of Delaware or any other applicable laws as presently or hereafter in affect.  Without limiting the generality or the effect of the foregoing, the Corporation may alter into one or more agreements with any person which provide for Indemnification greater or different than that provided in this Article NINTH.  Any repeal or modification of this Article NINTH shall not adversely affect any right or protection existing hereunder immediately prior to each repeat or modification.

TENTH:	The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ELEVENTH:
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, said Motient Holdings Inc. has caused this Restated Certificate of Incorporation to be signed by its Senior Vice President, and attested by its Assistant Secretary, as of the 24th day of April, 2000.

/s/ Randy S. Segal
Randy S. Segal
Senior Vice President

/s/ David H. Engvall
David H. Engvall
Assistant Secretary